PRESS RELEASE


     FOR IMMEDIATE RELEASE:                  CONTACT:

     CompX International Inc.                Joseph S. Compofelice
     200 Old Mill Road                       Chief Executive Officer
     Mauldin, South Carolina                 (281) 423-3303


          COMPX REPORTS INCREASED SECOND QUARTER 1998 INCOME


     MAULDIN, SOUTH CAROLINA _ July 17, 1998 _ CompX International Inc. (NYSE:
CIX) reported net income for the second quarter of 1998 of $6.1 million, or $.38 per diluted share, compared to net income of $4.2 million, or $.42 per diluted share, for the second quarter of 1997. The Company reported net income for the first six months of 1998 of $8.3 million, or $.59 per diluted share, compared to net income of $7.9 million, or $.79 per diluted share, for the first six months of 1997. Weighted average shares for the 1998 periods increased significantly due to the initial public offering completed in March 1998. The Company's results for the first six months of 1998 include a non-recurring charge of $3.3 million ($2.3 million after tax, or $.17 per diluted share) related to common stock awarded to key individuals in connection with the Company's initial public offering. Net sales increased 45% from $27.4 million in the second quarter of 1997 to $39.7 million in the second quarter of 1998, and increased 35% from $53.3 million in the first six months of 1997 to $71.8 million in the first six months of 1998.

     Operating income in the second quarter of 1998 increased 32% to $9.1 million from $6.9 million in the second quarter of 1997. Excluding the stock award charge discussed above, operating income in the first six months of 1998 increased to $16.7 million from $13.2 million in the first six months of 1997. The increase in operating income for the second quarter of 1998 compared to 1997 is due primarily to approximately 20% growth in slides and ergonomic products and the inclusion of the first full quarter of sales and earnings from the March 1998 acquisition of Fort Lock. Operating margins in each product line improved in the second quarter of 1998 compared to the second quarter of 1997.

      "Fort Lock operations continue to show improvement as we focus our efforts on integration with our existing locking systems operations and improvement of operating margins in this business. Product demand continues to be strong, particularly in our slide products and ergonomic computer support system products, and we continue to be optimistic regarding the outlook for the remainder of 1998," said Joseph S. Compofelice, Chairman and Chief Executive Officer.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

     Statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecast or expected. The Company assumes no duty to publicly update such statements.

                                       *******

                              COMPX INTERNATIONAL INC.
                         SUMMARY OF CONSOLIDATED OPERATIONS
                        (In millions, except per share data)
                                     (Unaudited)


                                Three months     Six months ended
                               ended June 30,        June 30,

                                1997     1998     1997      1998


Net sales                      $27.4    $39.7    $53.3     $71.8

Cost of sales                   18.1     26.6     35.1      48.0

Selling, general and             2.4      4.0      5.0      10.4
administrative

Operating income                 6.9      9.1     13.2      13.4

General corporate income
 (expense), net                  -         .6     (0.2)       .6

Interest expense                 -        (.1)     -         (.8)


Income before income taxes       6.9      9.6     13.0      13.2

Income tax expense               2.7      3.6      5.1       5.0


                                 4.2      6.0      7.9       8.2

Minority interest                -         .1      -          .1

   Net income                  $ 4.2    $ 6.1    $ 7.9     $ 8.3



Net income per diluted common  $0.42    $0.38    $0.79     $0.59
share


Weighted average diluted
common                          10.0     16.2     10.0      14.0
 shares outstanding